EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Hi-Tech Pharmacal Co., Inc. and subsidiary (the “Company”) on Form S-8 (File Nos. 333-155407, 333-139796, 333-126872, 333-168458, 333-171395, 333-35425, 333-108473, 333-181580 and 333-188150), and on Form S-3 (File No. 333-165439) of our reports, dated July 10, 2013, on our audits of the consolidated financial statements and financial statement schedule as of April 30, 2013 and 2012 and for each of the years in the three-year period ended April 30, 2013 and the effectiveness of the Company’s internal control over financial reporting as of April 30, 2013, which reports are included in this Annual Report on Form 10-K.

/s/ EisnerAmper LLP

New York, New York

July 10, 2013